Exhibit 10.5

VOTING AGREEMENT

OF

VARITEK INDUSTRIES, INC.

This Voting Agreement is entered into as of the 21s day of March, 2002, by and among Sanders Morris Harris Inc., a Texas corporation (“SMH”), Varitek Industries, Inc., a Texas corporation (“Varitek”), and Harry Bayne, Baco International, Randy Bayne, and Arthur Goetze (Baco International, Harry Bayne, Randy Bayne and Arthur Goetze are collectively referred to as the “5% Shareholders”), in consideration of the mutual covenants provided herein.

1. Purpose of Agreement. The 5% Shareholders are the current owners of some of the outstanding shares of the common stock of Varitek. All such shares now owned and any shares of Varitek’s capital stock hereafter acquired by any 5% Shareholder are referred to herein as the “Shares.” The 5% Shareholders and Varitek desire to facilitate the private placement offering by SMH of shares of Varitek’s Series A Preferred Stock (the “Offering”), the sale of which will benefit the 5% Shareholders and Varitek.

2. Election of Director.

(a) The Board of Directors of Varitek currently is comprised of three directors. As part of the Offering, Varitek hereby agrees that as soon as practical after the Closing, it will amend its bylaws to provide for a total of seven directors, including one independent director to be nominated by SMH. The next annual meeting of the stockholders of Varitek is currently scheduled for May 15, 2002.

(b) In connection with each meeting of Varitek’s stockholders after the date hereof for the purpose of electing members of Varitek’s Board of Directors, Varitek shall cause one person who is independent from Varitek and who is designated by SMH to be nominated for election (or included in the slate of directors recommended by the Board of Directors to stockholders for election) to Varitek’s Board of Directors.

(c) The removal from Varitek’s Board of Directors (with or without cause) of SMH’s designee by Varitek shall be exclusively at SMH’s written request, but only upon such written request and under no other circumstances (except as otherwise required by this Agreement, by law, by vote of the stockholders, or by a majority of the other members of the Board of Directors for cause). In the event that SMH’s designee for any reason ceases to serve as a member of Varitek’s Board of Directors, the resulting vacancy on the Board of Directors shall be filled by a person designated by SMH.

(d) Except as provided herein, there shall be no limitations or restrictions on any 5% Shareholders’ ability to nominate any individual for membership of the Board of Directors or to vote for any such nominee. At any regular or special meeting of stockholders called for the purpose of electing members to serve on Varitek’s Board of Directors or, to the extent permitted by Varitek’s Articles of Incorporation, in any written consent electing members to serve on Varitek’s Board of Directors executed in lieu of such a meeting, Varitek and each 5% Shareholder hereby agrees to take, at any time and from time to time, all action necessary (including, without limitation, voting all Shares owned, beneficially or of record, or to be voted pursuant to a proxy, by him) to effect the election of the one individual nominated by SMH to serve on the Board of Directors.

3. Withdrawal of Shares. Shares subject to this Agreement may not be withdrawn from this Agreement prior to the termination of this Agreement pursuant to Section 4 below.

4. Termination of Agreement. This Agreement shall terminate at such time as not more than 10% of the shares of Series A Preferred Stock issued in connection with the Offering remain outstanding.

5. General Provisions.

(a) The masculine gender and singular case are used herein for convenience only. Any reference in this Agreement to “him,” “he” or “his” shall be deemed to include the feminine and neuter genders, and the singular shall include the plural, as the context may require.

(b) This Agreement shall be governed by the laws of the State of Texas in all respects.

(c) This Agreement and its counterparts under subparagraph (e) below set forth the entire agreement among the parties with respect to its subject matter. No provision of this Agreement may be waived, amended or revoked except by an instrument in writing signed by the party against whom enforcement of the waiver, amendment or revocation is sought.

(d) This Agreement shall extend to and be binding upon the successors, assigns and legal representatives of the parties hereto.

(e) This Agreement may be executed in counterparts and such execution shall have the same force and effect as if all signatures appeared on one copy of the Agreement regardless of the number so executed.

(f) Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that reasonably may be necessary to carry out the provisions of this Agreement.

(g) If any provision of this Agreement shall be deemed unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be reformed so as to be enforceable or, if such reformation is not possible, shall be severed from this Agreement. No such reformation or severance shall affect the enforceability of the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

SMH:	VARITEK:

/s/ RICHARD C. WEBB	/s/ RANDY BAYNE, CEO

5% SHAREHOLDERS:

/s/ HARRY BAYNE	/s/ RANDY BAYNE
Harry Bayne	Randy Bayne

/s/ HARRY BAYNE	/s/ ARTHUR GOETZE
Baco International, by Harry Bayne, President	Arthur Goetze